EXHIBIT 21.1

SUBSIDIARIES OF SYNOVA HEALTHCARE GROUP, INC.

Synova Healthcare, Inc., a Delaware corporation

Synova Pre-Natal Healthcare, Inc., a Delaware corporation

Allendale Pharmaceuticals, Inc., a Delaware corporation

Today’s WomenCare Company, a Delaware corporation

Today’s WomenCare Canada, Inc., a Canadian corporation

Today’s WomenCare (UK) Ltd., a United Kingdom corporation